Exhibit 99.1

MEDIMMUNE ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER

GAITHERSBURG, MD, January 8, 2004 –MedImmune, Inc. (Nasdaq: MEDI) today announced the departure of senior vice president and chief financial officer, Gregory S. Patrick.

Commenting on Mr. Patrick’s departure, David M. Mott, MedImmune’s chief executive officer said, “We would like to thank Greg for his many contributions to the growth of MedImmune over the past three years, and wish him much additional success in his future endeavors.”

As MedImmune searches for a replacement for Mr. Patrick, the company’s current vice president and controller, Lota S. Zoth, will assume the role of acting chief financial officer, while maintaining her duties of managing the day-to-day activities of the finance and accounting departments.

About MedImmune, Inc.

MedImmune is a leading biotechnology company focused on researching, developing and commercializing products to prevent or treat infectious disease, autoimmune disease and cancer. MedImmune actively markets four products, Synagis® (palivizumab), FluMist™ (Influenza Virus Vaccine Live, Intranasal), Ethyol® (amifostine) and CytoGam® (cytomegalovirus immune globulin intravenous (human)), and has additional products in clinical testing. MedImmune employs approximately 1,700 people, is headquartered in Gaithersburg, Maryland, and has additional operations in Frederick, Maryland, as well as Pennsylvania, California, the United Kingdom and the Netherlands. For more information on the company and its products, visit MedImmune’s website at www.medimmune.com.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management’s current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in MedImmune’s filings with the U.S. Securities and Exchange Commission. The company is developing several products for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success.